Exhibit 99.1

EXPLANATION OF RESPONSES

(2) Consists of:

(i) 83,333 options granted to the reporting person on November 14, 2006, with an exercise price of $13.39, all of which have vested and all of which expire on November 14, 2016;

(ii) 25,000 options granted to the reporting person on February 26, 2007, with an exercise price of $13.89, of which 23,436 have vested with the remaining options set to vest by February 26, 2011 and all of which expire on February 26, 2017;

(iii) 25,000 options granted to the reporting person on April 28, 2008, with an exercise price of $16.98, of which 15,624 have vested with the remaining options set to vest by April 28, 2012 and all of which expire on April 24, 2018;

(iv) 16,666 options granted to the reporting person on May 1, 2009, with an exercise price of $16.98, of which 7,291 have vested with the remaining options set to vest by May 1, 2013 and all of which expire on May 1, 2019; and

(v) 33,333 options granted to the reporting person on June 3, 2010, with an exercise price of $22.50, of which 8,333 have vested with the remaining options set to vest by February 1, 2014, and all of which expire on February 1, 2020.